Exhibit 99.1
FOR IMMEDIATE RELEASE — February 14, 2006
NS GROUP REPORTS RECORD QUARTERLY and ANNUAL RESULTS
NEWPORT, KY — (Business Wire) — February 14, 2006 (NYSE: NSS) NS Group, Inc. announced today its results for the fourth quarter and year ended December 31, 2005. Net sales for the quarter were $154.2 million, a 10 percent increase over the $140.0 million of sales in the third quarter of 2005. Operating income for the quarter was $40.7 million, compared to $35.3 million in the third quarter of 2005. Net income for the quarter was $39.8 million, or $1.76 per diluted share, compared to net income of $30.8 million, or $1.35 per diluted share, in the third quarter of 2005.
Net sales for the year ended December 31, 2005 were $600.9 million, compared to $467.3 million for the comparable period in 2004. Operating income for 2005 was $138.6 million, compared to $79.0 million for 2004. Net income for the year ended December 31, 2005 was $127.1 million, or $5.62 per diluted share, compared to net income of $74.6 million, or $3.45 per diluted share in 2004.
Net income for 2005 benefited from lower than normal income taxes as the result of the utilization of tax net operating loss carryforwards and reductions in valuation allowances against certain deferred tax assets. As a result, the company’s effective tax rate was 5.3% for the three months ended December 31, 2005 and 10.0% for the year ended December 31, 2005. The company estimates its effective tax rate for 2006 will be approximately 39%.
During the three months ended December 31, 2005, the company repurchased 125,400 of its outstanding common shares in the open market under a board authorized share repurchase program that expires December 31, 2006.
President and CEO, René J. Robichaud, stated, “I am extremely proud of our employees’ performance during the quarter and entire year. In addition to record annual net sales, the company reported quarterly and annual record results for operating income, net income and net income per share. We posted an operating income margin of 26 percent in the fourth quarter, our best ever margin performance. In addition to these financial records, the company also achieved numerous records for safety, productivity and efficiency throughout the year. I commend our employees for their hard work and dedication.”
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Robichaud went on to say, “After two extraordinarily profitable years, 2006 has the potential to be equally outstanding. We plan to improve our core business significantly through capital expenditures of over $40 million this year. We believe these capital investments will lower our cost structure and ensure the continued reliability of our seamless and welded tubular operations. We are also making a significant investment in a new integrated state-of-the-art information system.”
At December 31, 2005, the company had approximately $145 million in cash and investments and virtually no debt.
The company will host a conference call and simultaneous web cast to discuss the financial results of the fourth quarter and year ended December 31, 2005 at 2:00 P.M. ET on Tuesday, February 14, 2006. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.
NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
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CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2005	2005	2004	2005	2004
Net sales	$154,185	$139,863	$151,192	$600,895	$467,262
Cost of products sold	106,895	99,878	119,065	439,361	368,088

Gross profit	47,290	39,985	32,127	161,534	99,174

Selling, general and administrative	6,583	4,730	5,740	22,949	18,260
Restructuring charges	—	—	—	—	1,897

Operating income	40,707	35,255	26,387	138,585	79,017

Investment income	1,395	892	113	2,933	205
Interest expense	(144)	(142)	(203)	(621)	(1,071)
Other income, net	65	175	(256)	311	(62)

Income before income taxes	42,023	36,180	26,041	141,208	78,089
Provision for income taxes	2,238	5,424	1,765	14,113	3,456

Net income	$39,785	$30,756	$24,276	$127,095	$74,633

Net income per common share
Basic	$1.77	$1.37	$1.12	$5.70	$3.53
Diluted	$1.76	$1.35	$1.10	$5.62	$3.45

Weighted average shares outstanding
Basic	22,455	22,434	21,645	22,303	21,162
Diluted	22,643	22,707	22,162	22,604	21,638

Product shipments — tons
Seamless	62,300	55,600	62,100	234,600	233,600
Welded	44,900	48,500	64,800	206,200	240,900

	107,200	104,100	126,900	440,800	474,500

Revenue per ton
Seamless	$1,668	$1,625	$1,382	$1,610	$1,144
Welded	$1,092	$1,007	$1,009	$1,062	$830

Average rig count	1,478	1,432	1,249	1,383	1,192
NOTE:

Results for the year ended December 31, 2004 include restructuring charges of $1,897, or $0.09 per diluted share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring of operations in 2001.